EXHIBIT 99.1


                                  NEWS RELEASE

                         HECLA APPOINTS GENERAL COUNSEL;
                        DECLARES PREFERRED STOCK DIVIDEND

                              FOR IMMEDIATE RELEASE
                                February 17, 2006

         COEUR D'ALENE, IDAHO -- The Board of Directors of Hecla Mining Company (HL:NYSE) has appointed Philip C. Wolf to the position of Vice President and General Counsel, effective immediately. Wolf has more than 30 years of legal experience, with 20 years of experience in the mining industry.

         Wolf will report to Phillips S. Baker, Jr., Hecla's President and Chief Executive Officer. He will provide legal counsel for Hecla's business activities and also be responsible for the land and environmental departments. Baker said, "We are very pleased to have an executive of Phil's caliber join our management team. His experience in all the legal aspects of mining and corporate law both in the United States and abroad will be instrumental in our growth, as well as in assisting our Board members as we move forward."

         Prior to joining Hecla, Wolf served as Senior Vice President, General Counsel and Secretary at Cyprus Amax Minerals and General Attorney for Amoco Minerals Company. In addition to his experience as general counsel and corporate secretary, he has been instrumental in facilitating joint ventures and acquisitions, and has managed government affairs, environmental and human resources departments. He holds a Bachelor of Science degree in Political Science from the University of Michigan and a Doctor of Jurisprudence from Vanderbilt School of Law in Nashville, Tennessee.

         In other business at its regular quarterly meeting, Hecla's Board of Directors elected to declare a dividend of $0.875 per share on the outstanding Series B Cumulative Convertible Preferred Stock, for a total amount of approximately $138,000. The cash dividend is payable April 1, 2006, to shareholders of record on March 16, 2006. There are a total of 157,816 shares of preferred stock outstanding. Each Series B preferred share is convertible at the option of the holder to 3.2154 shares of Hecla common stock.

         Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, mines, processes and explores for silver and gold in the United States, Venezuela and Mexico. A 115-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla's common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

                   Contact: Vicki Veltkamp, vice president -
                  investor and public relations, 208/769-4144

                    Hecla's Home Page can be accessed on the
                    Internet at: http://www.hecla-mining.com
                                 ---------------------------